                                                               EXHIBIT 21.1



                                  SUBSIDIARIES


MWI Distribution, Inc.

TPEG Management, Inc.

Grosso-Jacobson Entertainment Corporation

Grosso-Jacobson Productions, Inc.

Grosso-Jacobson Music Company, Inc.

Tales of Midnite Productions, Inc.

In for Life, Inc.

Plan of Attack Productions, Inc.

Bobwhite Productions, Inc.

Floating Productions, Inc.

DSL Productions, Inc.

Home Green Home, Inc.

Out of Pocket Pictures, Inc.